MASTER MID CAP GROWTH TRUST

FILE # 811- 10125

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/19/02	Alcon Inc	$359,700	$2,301,750,000	First Boston
04/17/02	Express Jet Holdings	$67,200	$480,000,000	Salomon
		$	$